===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                 SEMPRA ENERGY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [LOGO OF SEMPRA ANNUAL MEETING]

                                 SEMPRA ENERGY

                               ----------------
          NOTICE OF ANNUAL AND INFORMATIONAL MEETINGS OF SHAREHOLDERS

                          ANNUAL MEETING: MAY 1, 2001

                      INFORMATIONAL MEETING: MAY 4, 2001

                               ----------------
To our shareholders:

   The Annual Meeting of Shareholders of Sempra Energy will be held on Tuesday, May 1, 2001 at 9:00 a.m. at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York. The following items of business will be discussed and voted upon at the meeting:

  1. The election of four directors for a term of three years.

  2. If properly presented at the meeting, shareholder proposals regarding voting approval requirements and annual election of directors.

  3. Such other matters that may properly come before the meeting.

   For the convenience of shareholders who are unable to attend the Annual Meeting, an Informational Meeting of Shareholders will be held on Friday, May 4, 2001, at 10:00 a.m. at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California. The meeting is solely informational and no formal business will be conducted. Directions to the Informational Meeting are contained at the back of this booklet.

   Shareholders who attend the Annual Meeting are invited to visit the facilities of our energy trading subsidiary. Sempra Energy Trading is located in Stamford, Connecticut, about an hour from downtown New York by car or train. Shareholders may tour the trading company's headquarters between the hours of 2:00 p.m. and 4:00 p.m. on May 1, following the Annual Meeting. Directions to Sempra Energy Trading and an admission ticket for the tour will be provided at the Annual Meeting. Please provide your own transportation. Parking is limited and you must have a tour admission ticket to be admitted to the headquarters building.

   Only shareholders may attend the Annual and Informational Meetings. If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is attached to the enclosed proxy card. If you plan to attend either or both meetings, please bring this ticket with you. It will admit you and a family member or guest.

   If your shares are not registered in your name or you do not bring your admission ticket, you must establish share ownership at our admission desk to be admitted to the meetings. If your shares are registered in your name, we will be able to verify your share ownership from the Company's share register upon your presentation of proper identification. If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial share ownership (such as a brokerage account or employee benefit plan statement showing shares held in your account) and proper identification to our admission attendants.

   To help us plan for the Annual and Informational Meetings, please check the attendance box on the enclosed proxy card if you plan to attend either meeting in person. Seating is limited and will be on a first-come, first-served basis. Doors will open at 8:30 a.m. for the Annual Meeting in New York and 9:30 a.m. for the Informational Meeting in Irvine.

                                          Thomas C. Sanger
                                          Corporate Secretary

March 8, 2001
San Diego, California


 The Board of Directors has fixed March 8, 2001 as the record date to determine shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by completing and mailing the accompanying proxy or voting instruction or, if available to you, by submitting it over the Internet or by telephone. Please refer to "Voting Information--How You Can Vote" on page 3 of the accompanying Proxy Statement.

                               TABLE OF CONTENTS

Proxy Statement.............................................................   1

About Sempra Energy.........................................................   1

Voting Information..........................................................   2

  Shares Outstanding........................................................   2

  Voting of Shares..........................................................   2

  Confidential Voting.......................................................   2

  Required Votes............................................................   3

  How You Can Vote..........................................................   3

Governance of the Company...................................................   5

Independent Auditors........................................................   8

Audit Committee Report......................................................   9

Share Ownership.............................................................  10

Proposal 1: Election of Directors...........................................  12

Shareholder Proposals.......................................................  16

  Proposal 2: Shareholder Proposal Regarding Voting Approval Requirements...  17

  Proposal 3: Shareholder Proposal Regarding Annual Election of Directors...  19

Compensation Committee Report on Executive Compensation.....................  22

Executive Compensation......................................................  25

Comparative Stock Performance...............................................  30

General Information.........................................................  31

Appendix: Sempra Energy Audit Committee Charter............................. A-1

                                 SEMPRA ENERGY

                               ----------------

                                PROXY STATEMENT

                               ----------------

   Sempra Energy's Board of Directors is soliciting proxies for the Annual Meeting of Shareholders of Sempra Energy being held on May 1, 2001 in New York City. The Annual Meeting will be held at 9:00 a.m. at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York. We are soliciting proxies to give all shareholders an opportunity to vote on matters to be considered at the meeting.

   Sempra Energy also will hold an Informational Meeting of Shareholders on May 4, 2001 in Irvine, California. The Informational Meeting will be held at 10:00 a.m. at the Irvine Marriott Hotel, 18000 Von Karman Avenue, Irvine, California. No formal business will be conducted at the Informational Meeting but shareholders will receive a report from the Chairman, President and Chief Executive Officer and officers of Sempra Energy will be available to respond to questions. Directions to the Informational Meeting are contained in the back of this booklet.

   This Proxy Statement and the accompanying proxy or voting instruction card for the Annual Meeting are being mailed to shareholders beginning March 20, 2001.

                              ABOUT SEMPRA ENERGY

   Sempra Energy, based in San Diego, is a Fortune 500 energy services company. Our shares are traded on the New York and Pacific Stock Exchanges under the symbol "SRE" and we have approximately 185,000 shareholders.

   Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, we serve over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. We provide natural gas service throughout Southern California and portions of Central California through over 5.7 million active meters. We provide electric service throughout San Diego County and portions of Orange County, both in Southern California, through over 1.2 million active meters.

   Through other subsidiaries, we also provide other energy-related products and services. Our subsidiaries include Sempra Energy Global Enterprises, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International and Sempra Energy Resources.

   We are headquartered at:

      101 Ash Street
      San Diego, California 92101-
       3017
      Telephone (Toll-Free): ....... (877) 736-7721
      In San Diego: ................ (619) 696-2034


   Sempra Energy was formed in connection with a business combination of Pacific Enterprises and Enova Corporation in which the shareholders of the combining companies became shareholders of Sempra Energy. The combination was completed and our shares began trading in June 1998.

                              VOTING INFORMATION

Shares Outstanding

   A majority of our outstanding shares must be present, either in person or represented by proxy, to conduct the Annual Meeting. On March 8, 2001, our outstanding shares were 205,521,448 shares of Common Stock.

Voting of Shares

   All registered holders of Sempra Energy Common Stock at the close of business of March 8, 2001 are entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting. All shares represented by properly submitted proxies and voting instructions that are timely received, and not revoked or superseded, will be voted in accordance with the instructions specified.

   If you properly submit a proxy or voting instruction but do not specify how your shares are to be voted, they will be voted in favor of the election of all director nominees listed on the enclosed proxy or voting instruction card and against the shareholder proposals listed on the card. The proxy holders will vote at their discretion on any other matter that may properly come before the meeting.

   If you own shares that are registered in your name, you may vote them by signing and returning the enclosed proxy card or by attending the Annual Meeting and voting in person. You may also vote these shares by submitting your proxy over the Internet or by telephone. Please refer to "How You Can Vote" on page 3 of this Proxy Statement.

   If you own shares that are not registered in your name, you may vote them by instructing the registered owner to do so on your behalf. The enclosed voting instruction card will instruct the registered owner how to vote your shares. If your shares are held through a broker or bank that participates in the Internet and telephone voting programs provided by ADP Investor Communication Services you may also submit your voting instructions over the Internet or by telephone. Please refer to "How You Can Vote" on page 3 of this Proxy Statement.

   Shares that you own through a brokerage firm or bank are usually registered in the name of an account custodian. If you do not instruct the custodian how you want these shares to be voted by returning the enclosed voting instruction card or providing other proper voting instructions, the registered owner may be authorized to vote your shares in its own discretion on some or all of the matters to be considered at the meeting.

   If you participate in the Sempra Energy Direct Stock Purchase Plan, your proxy card represents shares that you own through the plan as well as any other shares that are registered in the same name.

   If you participate in the Sempra Energy Savings Plan, San Diego Gas & Electric Savings Plan, Southern California Gas Company Retirement Savings Plan, Sempra Energy Services Savings Plan or Sempra Energy Trading Retirement Savings Plan, your proxy card represents the number of shares held in your plan account, as well as any other shares that are registered in the same name. The proxy card will instruct the plan trustees how to vote your plan shares. If your voting instructions are not timely received by the trustees, your shares will be voted in the same manner and proportion as shares for which voting instructions are received from other plan participants.

Confidential Voting

   The Employee Savings Plans of Sempra Energy and its subsidiaries automatically provide for confidential voting. Other shareholders may elect that their identity and individual vote be held confidential from Sempra Energy. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to shareholder voting. They also will not apply with respect to any matter for which shareholder votes are solicited in opposition to the director nominees or voting recommendations of the Board of Directors unless the persons engaged in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

Required Votes

   Directors are elected by a plurality of votes. Consequently, the nominees for the four director positions who receive the greatest number of votes will be elected directors. Each share is entitled to one vote for each of the four director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.

   Approval of the shareholder proposals listed on the enclosed proxy or voting instruction card requires the favorable vote of a majority of the votes cast on the proposal. In addition, the approving majority vote must also represent more than 25% of the total outstanding shares. The outcome of other matters that may properly come before the meeting will be determined in the same manner.

   Under certain circumstances, brokers and other registered owners of our shares are prohibited from exercising discretionary voting authority for beneficial owners who have not provided them with voting instructions. In cases of these "broker non-votes" and in cases where the shareholder abstains from voting on a particular matter, these shares will be counted only for the purpose of determining if a quorum is present and not as votes cast on the matter.

How You Can Vote

   You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

   If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, you may also vote your shares over the Internet or by telephone. You may submit your proxy at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

                         http://www.eproxyvote.com/sre

or by using a touch-tone telephone and calling the following toll-free number from anywhere in the U.S. or Canada:

                                1-877-779-8683

   Proxies submitted over the Internet or by telephone must be received by 12:00 midnight, Eastern Time, on Monday, April 30, 2001. However, proxies that include shares held in the Employee Savings Plans of Sempra Energy and its subsidiaries must be received by that time on Wednesday, April 25, 2001, to provide timely instructions for voting shares held in the plans.

   If your shares are held in an account at a brokerage firm or bank that participates in a voting program provided by ADP Investor Communication Services, you may submit your voting instruction at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

                           http://www.proxyvote.com

or by using a touch-tone telephone and calling from anywhere in the United States, the toll-free number shown on your voting instruction card.

   There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, charged to you when you submit your proxy or voting instructions over the Internet.

There are no charges to use telephone voting procedures. If you submit your proxy or voting instruction over the Internet or by telephone, you need not mail the enclosed proxy or voting instruction card.

   If your shares are held through a broker, bank or other account custodian that does not participate in a voting program provided by ADP Investor Communication Services, you may vote your shares only by signing and timely returning the enclosed voting instruction card or providing other proper voting instructions to the registered owner of your shares.

 Your vote is important. Please vote your shares promptly even if you plan to attend the Annual Meeting in person.

Revocation of Proxies and Voting Instructions

   If you own shares that are registered in your name, you may revoke your proxy at any time before it is voted by timely submitting a proxy bearing a later date or by attending the Annual Meeting in person and casting a ballot.

   If your shares are not registered in your name, you may revoke or change your voting instructions to the registered owner of your shares only by timely providing a proper notice or other proper voting instructions to the registered owner.

Other Information

 Attendance at Annual and Informational Meetings.

   If you plan to attend either or both the Annual Meeting or the Information Meeting and your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, please retain the admission ticket attached to the enclosed proxy card and bring it with you to the meeting. If you do not bring your admission ticket, you must establish share ownership at our admission desk to be admitted. If your shares are registered in your name, we will be able to verify your share ownership from the Company's share register upon your presentation of proper identification.

   If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial share ownership (such as a brokerage or employee benefit plan statement showing shares held for your account) and proper identification at our admission desk to be admitted to the meeting.

 Duplicate Annual Reports.

   If you hold shares in more than one shareholder account, you may be receiving multiple copies of our Annual Report to Shareholders. You can save the Company money by directing us to discontinue mailing multiple reports by marking the appropriate box on the enclosed proxy or voting instruction card. Eliminating duplicate mailings will not affect your receipt of future Proxy Statements and proxy or voting instruction cards. To resume the mailing of an Annual Report to a particular account, you may call Sempra Energy Shareholder Services at 1-877-736-7727.

                           GOVERNANCE OF THE COMPANY

Board of Directors

   Sempra Energy's business and affairs are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by the Company's Articles of Incorporation and By-laws. Our Board of Directors also has adopted Corporate Governance Guidelines for the governance of the Company.

   We keep our directors informed through various reports that we routinely send to them as well as through strategic, operating and financial presentations made at board and committee meetings by officers and others. All of our directors are independent, non-employee directors except Stephen L. Baum, who is the Chairman, President and Chief Executive Officer of the Company.

   Shareholders who wish to suggest qualified candidates for consideration by the Corporate Governance Committee as directors of Sempra Energy should write to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, CA 92101-3017, stating in detail the qualifications of the suggested candidates.

   During 2000, the Board of Directors held 15 meetings. The standing committees listed below assisted the board in carrying out its duties.

Committees Of the Board

         Audit                Compensation       Corporate Governance
-----------------------  ----------------------- ---------------------
Richard A. Collato,      Richard J. Stegemeier,  Hyla H. Bertea,
Chair                    Chair                   Chair
Ann L. Burr              Hyla H. Bertea          Ann L. Burr
Daniel W. Derbes         Ralph R. Ocampo         Richard J. Stegemeier
Wilford D. Godbold, Jr.  Thomas C. Stickel       Diana L. Walker
William G. Ouchi
       Executive                 Finance             Public Policy           Technology
-----------------------  ----------------------- --------------------- -----------------------
Stephen L. Baum,         Daniel W. Derbes,       Herbert L. Carter,    Stephen L. Baum,
Chair                    Chair                   Chair                 Chair
Herbert L. Carter        Richard A. Collato      Stephen L. Baum       Daniel W. Derbes
Daniel W. Derbes         Wilford D. Godbold, Jr. William D. Jones      Wilford D. Godbold, Jr.
Richard J. Stegemeier    William D. Jones        Ralph R. Ocampo       William G. Ouchi
Thomas C. Stickel        Diana L. Walker         William G. Ouchi      Thomas C. Stickel

 Audit Committee

   The Audit Committee met six times in 2000. Its duties and responsibilities include:

  . Assisting the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the Company's financial reporting processes.

  .  Recommending to the board the selection of independent auditors.

   The charter of the Audit Committee is reprinted as the appendix to this Proxy Statement.

 Compensation Committee

   The Compensation Committee met seven times in 2000. Its duties and responsibilities include:

  . Establishing overall strategy with respect to compensation for directors and senior officers.

  . Evaluating the performance of the Chairman, President and Chief Executive Officer for compensation purposes.

  . Reviewing and approving individual salary adjustments and awards under incentive plans for senior officers.

  .  Overseeing executive succession plans.

 Corporate Governance Committee

   The Corporate Governance Committee met three times in 2000. Its duties and responsibilities include:

  .  Reviewing and recommending nominees for election as directors.

  .  Assessing the performance of the Board of Directors.

  .  Developing guidelines for board composition.

  . Reviewing and administering the Company's Corporate Governance Guidelines and considering other issues relating to corporate governance.

 Executive Committee

   The Executive Committee did not meet in 2000. The committee meets on call by the Chairman of the Board during the intervals between board meetings and, subject to some limitations, has all the authority of the board.

 Finance Committee

   The Finance Committee met five times in 2000. Its duties and responsibilities include:

  . Reviewing long term and short term financial requirements and financing plans.

  . Reviewing trading operations, financial guarantees and derivatives positions and exposure.

  .  Reviewing pension plan investment results and insurance coverages.

 Public Policy Committee

   The Public Policy Committee met twice in 2000. Its duties and responsibilities include:

  . Reviewing public policy issues affecting the Company, including ethnic, social and political trends.

  . Reviewing employment and contracting policies, consumer issues and community relations.

  .  Reviewing charitable and political contributions and programs.

 Technology Committee

   The Technology Committee met once in 2000. Its duties and responsibilities include:

  . Reviewing the application of technology to long term strategic goals and objectives.

  . Reviewing the Company's major technology positions and strategies relative to emerging technologies.

  .  Monitoring and evaluating future trends in technology.

Directors' Compensation

   Directors who are not employees of Sempra Energy receive the following retainer and fees:

      Annual retainer.................................................. $36,000
      Attendance fee for each Board meeting............................ $ 1,000
      Attendance fee for each Committee meeting........................ $ 1,000
      Additional meeting fee for each Committee meeting chaired........ $ 1,000

   Each director must elect to receive an annual minimum of $9,000 of his or her director's fees in shares of Sempra Energy Common Stock or to defer that amount into phantom shares of Sempra Energy Common Stock. Directors may also elect to receive the balance of their fees in shares of Sempra Energy Common Stock instead of cash or to defer the balance into an interest-bearing account, a phantom investment fund, or phantom shares of Sempra Energy Common Stock.

   Upon becoming a director, each non-employee director is granted a ten-year stock option to purchase 15,000 shares of Sempra Energy Common Stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director's election to the board) each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date the option is granted and becomes fully exercisable commencing with the first annual meeting following the date of the grant or upon the director's earlier death, disability, retirement or involuntary termination of board service other than for cause.

   Non-employee directors who were directors of Enova Corporation or Pacific Enterprises at the time of the business combination of the two companies (currently all of the Company's non-employee directors) continue to accrue retirement benefits (subject to certain maximum years of service credit) for service as non-employee directors of Sempra Energy. Benefits commence upon the later of retirement as a director or attaining age 65 and continue for a maximum period equal to the director's combined years of service as a director of Sempra Energy and Enova Corporation or Pacific Enterprises. The annual benefit is the sum of Sempra Energy's then current annual retainer and ten times the then current board meeting fee.

   Directors who are also officers of the Company are not separately compensated for their services as directors.

                             INDEPENDENT AUDITORS

   Representatives of Deloitte & Touche LLP, our independent auditors, are expected to be present at the Annual and Informational Meetings. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Audit Fees

   Fees of Deloitte & Touche LLP for the audit of our 2000 financial statements were $1,631,000.

All Other Fees

   Fees of Deloitte & Touche LLP for all other services provided to the Company and its subsidiaries for 2000 were $3,601,000. These services were for:

     Audit and Tax Related Services - $2,443,129. Consisting of (i) Audits of foreign statutory reports, stand-alone audit reports of domestic subsidiaries, and audit reports for lenders and regulators - $1,409,875;
  (ii) procedures in connection with Securities and Exchange Commission filings, consents, and comfort letters - $434,100; (iii) audits of employee benefit plans - $293,740; and (iv) tax services - $305,414.

     Other Non-Audit Services - $1,157,871. Consisting of (i) Energy trading risk management consultation - $411,485; (ii) merger and acquisition assistance - $279,700; (iii) assistance with the implementation of new accounting pronouncements - $243,696; and (iv) co-sourcing with Internal Audit and other services - $222,990.

   The Audit Committee of the Board of Directors has considered whether the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

                            AUDIT COMMITTEE REPORT

   In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the board in fulfilling its oversight responsibilities for management's conduct of Sempra Energy's financial reporting processes. The committee consists of five independent directors.

   The Audit Committee has reviewed the audited financial statements of the Company for the year ended December 31, 2000 with management and Deloitte & Touche LLP, the Company's independent auditors.

   The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). It has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

   Based on this review and discussions, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE

                                          Richard A. Collato, Chair

                                          Ann L. Burr
                                          Daniel W. Derbes
                                          Wilford D. Godbold, Jr.
                                          William G. Ouchi

                                          March 6, 2001

                                SHARE OWNERSHIP

   The following table shows the number of shares of Sempra Energy Common Stock beneficially owned at February 15, 2001 by each director, by each of the current executive officers named in the executive compensation tables in this Proxy Statement, and by all directors and executive officers as a group. These shares total approximately 1% of the outstanding shares.

                                                  Shares
                                      Current   Subject To
                                     Beneficial Exercisable  Phantom
Name                                  Holdings  Options(A)  Shares(B)   Total
----                                 ---------- ----------- --------- ---------
Stephen L. Baum....................    90,704      328,525   106,579    525,808

Hyla H. Bertea.....................     9,630       25,000     5,256     39,886

Ann L. Burr........................     2,315       25,000       -0-     27,315

Herbert L. Carter..................     1,604       25,000     8,373     34,977

Richard A. Collato.................     4,566       25,000       -0-     29,566

Daniel W. Derbes...................     6,145       25,000       114     31,259

Donald E. Felsinger................    67,020      155,855    39,665    262,540

Wilford D. Godbold, Jr.............     3,006       25,000     3,195     31,201

Edwin A. Guiles....................    22,906       61,835    14,071     98,812

William D. Jones...................     2,690       25,000       -0-     27,690

John R. Light......................    19,521      114,660    11,695    145,876

Ralph R. Ocampo....................    14,702       25,000     9,463     49,165

William G. Ouchi...................    10,000       25,000       114     35,114

Neal E. Schmale....................    21,416      159,774    38,230    219,420

Richard J. Stegemeier (C)..........     1,618       25,000       -0-     26,618

Thomas C. Stickel..................     2,059       25,000       114     27,173

Diana L. Walker....................       986       25,000       114     26,100

Directors and Executive Officers as
 a group (24 persons)..............   399,025    1,725,415   254,177  2,378,617

--------
(A) Shares which may be acquired through the exercise of stock options that are exercisable on or before May 15, 2001.

(B) Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

(C) Mr. Stegemeier will retire as director before the Annual Meeting and the authorized number of directors will be reduced to twelve to reflect his retirement.

   The Board of Directors has established share ownership guidelines for directors and officers to further strengthen the link between Company performance and officer/director compensation. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

                                                                 Share Ownership
      Executive Level                                              Guidelines
      ---------------                                            ---------------
      Chief Executive Officer................................... 4 X Base Salary
      President................................................. 4 X Base Salary
      Group Presidents.......................................... 3 X Base Salary
      Executive Vice Presidents................................. 3 X Base Salary
      Senior Vice Presidents.................................... 2 X Base Salary
      Other Vice Presidents..................................... 1 X Base Salary

   In setting the guidelines the board considered then current share ownership levels and the desirability of encouraging further share ownership. The officer guidelines were established in 1998 and the director guidelines in 2000. They are expected to be met or exceeded within five years from adoption. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

   Sempra Energy has approximately 185,000 shareholders. The only person known to us to be the beneficial owner of more than 5% of our outstanding shares is Barclays Trust and Banking Company (Japan) Ltd. (Ebisu Prime Square Tower, 1-1-39 Hiroo, Shibuya-Ku, Tokyo, Japan 150-8402), which on February 14, 2001 reported that it and related entities held 10,326,404 shares as to which they had sole dispositive power (including 9,456,885 shares as to which they had sole voting power) in trust accounts for the economic benefit of the beneficiaries of those accounts. These shares represent approximately 5% of the outstanding Sempra Energy Common Stock.

   Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 24,325,246 shares of Sempra Energy Common Stock
(approximately 12% of the outstanding shares) for the benefit of employees at February 15, 2001.

                       PROPOSAL 1: ELECTION OF DIRECTORS

   Sempra Energy's Board of Directors will consist of 12 members upon giving effect to the retirement of one director who will retire before the Annual Meeting and a corresponding reduction in the authorized number of directors. The board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting. Four directors will be elected at the 2001 Annual Meeting for a three-year term expiring in 2004.

Nominees

   The Corporate Governance Committee has selected and the Board of Directors has approved the following four individuals, all of whom are currently directors, as nominees for election as directors:

       Stephen L. Baum
       Wilford D. Godbold, Jr.
       Thomas C. Stickel
       Diana L. Walker

   The proxies and voting instructions that the board is soliciting will be voted for these four nominees unless other instructions are specified. If any nominee should become unavailable to serve, they may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. If you do not want your shares to be voted for one or more of these nominees, you may so indicate in the space provided on your proxy or voting instruction card.

   Information concerning each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is shown below. The year shown as first election as a director is that of election as a director of Enova Corporation or Pacific Enterprises. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Nominees for election for terms expiring in 2004:

[PHOTO OF STEPHEN L. BAUM]

            Stephen L. Baum, 60, has been a director since 1996. He is Chairman of the Board, President and Chief Executive Officer of Sempra Energy. Prior to the business combination of Enova Corporation and Pacific Enterprises, Mr. Baum was the Chairman and Chief Executive Officer of Enova Corporation. He is a director of Computer Sciences Corporation.

[PHOTO OF WILFORD D. GODBOLD, JR.]

            Wilford D. Godbold, Jr., 62, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of Ceradyne, Inc. and K2, Inc., a trustee of the Wellness Community, a past President of the Board of Trustees of Marlborough School, and a past Chairman of the Board of Directors of the California State Chamber of Commerce and The Employers Group.

[PHOTO OF THOMAS C. STICKEL]

            Thomas C. Stickel, 51, has been a director since 1994. He is the Chairman, Chief Executive Officer and founder of University Ventures Network. He is the founder of Americana Partners Capital Group, Inc. He previously was the Chairman, Chief Executive Officer and President of TCS Enterprises, Inc. and the Bank of Southern California, both of which he founded. Mr. Stickel is Chairman of the Board of Onyx Acceptance Corporation, a director of Blue Shield of California and Del Mar Thoroughbred Club and Vice Chairman of the California Chamber of Commerce.

[PHOTO OF DIANA L. WALKER]

            Diana L. Walker, 59, has been a director since 1989. Mrs. Walker is a partner and General Counsel of the law firm of O'Melveny & Myers LLP. She is a former director of United Way of Greater Los Angeles, and Emeritus Governor and former Chair of the Board of Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a member of various professional organizations. O'Melveny & Myers LLP provides legal services to Sempra Energy and its subsidiaries.

Directors whose terms expire in 2002:

[PHOTO OF HYLA H. BERTEA]

            Hyla H. Bertea, 60, has been a director since 1988. She is a realtor with Prudential California, a real estate sales company. She is a trustee of Lewis & Clark College, a director of Orange County Community Foundation, and a former commissioner of the California Horse Racing Board. For a number of years she has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas. Mrs. Bertea was a co-commissioner of gymnastics and a member of the executive staff for the 1984 Olympics.

[PHOTO OF ANN L. BURR]

            Ann L. Burr, 54, has been a director since 1993. She is an Executive Vice President of Time Warner Cable. She is the former President of Time Warner Communications in Rochester, New York and Time Warner Cable in San Diego. Ms. Burr is a trustee of the Rochester Institute of Technology. She served as Chair of the Board of Directors of the California Cable Television Association and chaired its Telecommunications Policy Committee. She is a former Chair of the Greater San Diego Chamber of Commerce Board of Directors and the founder and former Chair of the Chamber's Business Roundtable for Education and the San Diego Communications Council.

[PHOTO OF RICHARD A. COLLATO]

            Richard A. Collato, 57, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a director of Micro Vision Optical, Inc. and Project Design Consultants.

[PHOTO OF DANIEL W. DERBES]

            Daniel W. Derbes, 70, has been a director since 1983. He is President of Signal Ventures. From 1985 until 1988, he was President of Allied-Signal International Inc. and Executive Vice President of Allied-Signal Inc., a multi-national advanced technologies company. Mr. Derbes is Chairman of the Board of Directors of WD-40 Company and a trustee of the University of San Diego.

Directors whose terms expire in 2003:

[PHOTO OF HERBERT L. CARTER]

            Herbert L. Carter, DPA, 67, has been a director since 1991. He has served as President of California State University, Dominguez Hills, and Executive Vice Chancellor Emeritus and Trustee Professor of Public Administration of the California State University System. He was President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until 1995, and Executive Vice Chancellor of the California State University System from 1987 until 1992. Dr. Carter is a director of Golden State Mutual Insurance Company, and has served as a member of the Board of Councilors of the School of Public Administration, University of Southern California and the Board of Regents of Loyola Marymount University.

[PHOTO OF WILLIAM D. JONES]

            William D. Jones, 45, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and a trustee of the University of San Diego. He is a former director of The Price Real Estate Investment Trust.

[PHOTO OF RALPH R. OCAMPO]

            Ralph R. Ocampo, M.D., F.A.C.S., 69, has been a director since 1983. He is a practicing surgeon, Governor of the American College of Surgeons, past President of the California Medical Association and a Clinical Professor of Surgery at the University of California, San Diego.

[PHOTO OF WILLIAM G. OUCHI]

            William G. Ouchi, Ph.D., 57, has been a director since 1998. He is the Sanford and Betty Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of Allegheny Technologies, EduVoice, FirstFed Financial Corp. and Water-Pik Technologies. He is a trustee of Williams College and a director of KCET Public Service Television.

                             SHAREHOLDER PROPOSALS

   The shareholder proposals set forth on the following pages have been included in this Proxy Statement in accordance with the Shareholder Proposal Rule of the Securities and Exchange Commission. They will be voted upon at the Annual Meeting if properly presented by the shareholder proponents or the proponents' qualified representative.

   To be approved by shareholders, the shareholder proposals must receive the favorable vote of a majority of the votes cast and the approving majority must also represent more than 25% of the total outstanding shares. The proxies and voting instructions that the Board of Directors is soliciting will be voted against the proposals unless other instructions are specified.

             FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS
                   RECOMMENDS A VOTE AGAINST THESE PROPOSALS

                               ----------------

    PROPOSAL 2: SHAREHOLDER PROPOSAL REGARDING VOTING APPROVAL REQUIREMENTS
                   -- Beginning of Shareholder Proposal 2 --

                                  PROPOSAL 2:

                   RECOMMEND REINSTATE SIMPLE-MAJORITY VOTE

   John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, presents this resolution on behalf of Ray T. Chevedden and Veronica G. Chevedden, owners of 4503 shares of Sempra Energy stock.

   RESOLVED:

RECOMMEND REINSTATE SIMPLE-MAJORITY VOTE

Recommend reinstate simple majority vote on all issues that are submitted to shareholder vote. Recommend delete Sempra requirements for greater than a majority shareholder vote. Recommend reinstate the simple-majority vote that was the rule prior to the Sempra merger.

  Super-majority requirements of any kind are widely opposed.

The bi-partisan National Conference of State Legislatures urged States to ban super-majority requirements. Major pension funds, including those holding Sempra stock, declare that super-majority provisions are not in the best interest of the shareholders.

   Also, require that any future super-majority proposal be put to shareholder vote--as a separate resolution.

   Proponents of the simple-majority vote said that super-majority vote requirements may stifle bidder interest in the company and therefore devaluate the stock. A competitive management does not need the power to override a shareholder majority.

   Simple-majority resolutions won 54% APPROVAL from shareholders in 1999-- Investor Responsibility Research Center's Corporate Governance Bulletin, April--June 1999.

  What incentive is there for good corporate governance--highlighted by simple-majority vote?

   A number of recent studies show that well-governed companies not only make more money than poorly governed, but investors are likely to give them a higher stock market value.

   Fifty institutional investors, managing a total of $840 million, told McKinsey & Co. they would pay an 11% average premium for the stock of a company with good governance practices.

   Why the big jump? Some investors said they believed that good governance will boost performance over time. Others felt good governance decreases the risk of bad news--and when trouble occurs, they rebound faster.

            Business Week  Sept. 15, 1997

   Institutional Shareholder Services said the super-majority votes serve to lock in provisions that are harmful to shareholders. ISS said that super-majority may entrench management by preventing action that may benefit shareholders.

   To increase shareholder value:

                   RECOMMEND REINSTATE SIMPLE-MAJORITY VOTE

                                   Yes on 2

                       -- End of Shareholder Proposal --

                               ----------------

                     -- The Board of Directors Position --

             FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS
                      RECOMMENDS A VOTE AGAINST PROPOSAL 2

   Sempra Energy's Articles of Incorporation require approval by at least two-thirds of our outstanding shares before certain fundamental changes can be made in the Company's governing instruments. For example, this approval is required for the adoption, amendment or repeal by shareholders of the Company's bylaws including those relating to the number of directors. It is also required to amend or repeal provisions of the articles relating to the classification of the board and the election of directors; provisions eliminating the liability of directors for monetary damages and permitting indemnification of corporate agents; and provisions requiring, unless waived by two-thirds of the authorized number of directors, that shareholder action be taken only at an annual or special meeting of shareholders or by shareholder unanimous written consent. These provisions comprise the fundamental framework of the Company's governance structure. Two-thirds or even higher vote requirements for changing these provisions are included in the governing instruments of many public corporations.

   These two-thirds vote requirements, of course, do not preclude changes to the related corporate governance provisions. They merely ensure that such fundamental changes can only be made when a broad consensus of shareholders agrees that a change is prudent.

   Two-thirds vote requirements are particularly critical in ensuring that persons who may seek to acquire control of the Company can do so only by paying shareholders a fair price. Subjecting changes in fundamental corporate governance provisions to a two-thirds vote requirement encourages potential acquirers to negotiate the terms of an acquisition with the Board of Directors. They thus enhance the ability of the board to negotiate the best results for shareholders.

   It is important to keep in mind that while the two-thirds vote requirements can enhance the board's ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, they do not preclude takeover offers. They do, however, help ensure that such offers are only successful when a broad consensus of shareholders finds them compelling.

   Accordingly, the Board of Directors believes that the Company's two-thirds vote requirements are in the best interests of shareholders.

   Approval of the shareholder proposal would not in itself eliminate the Company's two-thirds vote requirements. To do so would require further action to amend the Company's Articles of Incorporation and, under the articles, these amendments would require approval by at least two-thirds of the outstanding shares. In addition, under the California General Corporation Law to which the Company is subject, the amendments would also require approval by the Board of Directors. While the board would consider these amendments, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and its shareholders.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 2

                               ----------------

    PROPOSAL 3: SHAREHOLDER PROPOSAL REGARDING ANNUAL ELECTION OF DIRECTORS
                   -- Beginning of Shareholder Proposal 3 --

                                  PROPOSAL 3:

                 ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR

   Chris Rossi, P. O. Box 249, Boonville, California 95415, owner of 1944 Sempra Energy shares, submits this proposal.

   RESOLVED:

ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR.

Sempra Energy shareholders request the Board of Directors to take all necessary steps to enact this resolution.

   Reinstate the annual election of all directors that was required at Pacific Enterprises prior to the Sempra merger. This resolution includes the requirement that once adopted, a change of this resolution shall have a shareholder vote cast on a separate resolution.

   SUPPORTING STATEMENT:

   Directors perform better if elected annually. The current piecemeal election of directors can insulate directors from the consequences of poor performance. This is supported by many institutional investors and proxy advisors.

   A record 17 shareholder proposals on this topic won majority vote in 1998. Annual election of all directors is a core policy in the Council of Institutional Investors Shareholder Bill of Rights.

  What issues highlight the need for annual election of all Sempra directors?

  . Sempra's stock price has fallen from a high of $28 right after the 1998 Enova/Pacific Enterprises merger.
  .  Sempra lowered its dividend from $1.56 to $1 [down 35%].
  .  Moody's changed its credit rating for Sempra to "negative."
  . "A bum rap has been hung on us," said CEO Baum, referring to potential Public Utility Commission finding that Sempra did not act in the best interest of customers in buying electricity.

            Los Angeles Times  Sept. 17, 2000

  .  Sempra retail rates nearly tripled this summer.
  .  Legislators capped Sempra retail rates as a result.

            Wall Street Journal  Sept. 20, 2000

  .  Sempra CEO sees $800 million in lost electricity sales.
  . CEO said it was not yet clear how the company could recover the lost revenue.

            Reuters  Sept. 20, 2000

  Meanwhile:

Sempra tops the list of skyrocketing utility executive pay ...

  .  Richard Farman, Sempra chief executive:
     Pay nearly quadrupled from $936,000 to $3.4 million in 1996 to 1998. . Stephen Baum, Sempra president:
     Pay rose from $885,000 to $3.1 million.

            San Diego Union-Tribune  Sept. 4, 1999

   This resolution topic won more than 60% shareholder approval at a number of major corporations. Sempra directors work at companies that have annual election of all directors.

   The best boards continue to raise the bar, convinced that a stronger board can only help improve competitiveness--Business Week.

                 ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR

                                   Yes on 3

                       -- End of Shareholder Proposal --

                               ----------------

                     -- The Board of Directors Position --

             FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS
                      RECOMMENDS A VOTE AGAINST PROPOSAL 3

   Sempra Energy's current system of electing directors by classes has been in effect since the Company became publicly held upon the completion of the business combination of Enova Corporation and Pacific Enterprises. Under this method, as provided in the Company's Articles of Incorporation, approximately one-third of the directors are elected annually by shareholders. The Board of Directors believes that the classified board serves the Company and its shareholders well.

   With the classified board, the likelihood of continuity and stability of business strategies and policies is enhanced since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future.

   The classified board is also intended, together with the Company's other shareholder protection measures, to encourage persons who may seek to acquire control of the Company to negotiate with the Board of Directors to reach terms that are fair and in the best interests of all shareholders. It does so by requiring two meetings of shareholders to replace a majority of the board and dismantle other shareholder protection measures. By reducing the threat of an abrupt change in the composition of the entire board, classification of directors assists in providing the board with an adequate opportunity to fulfill its duties to the Company's shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders. And although a classified board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not preclude takeover offers.

   The Board of Directors also believes that directors elected to a classified board are no less accountable to shareholders than they would be if all directors were elected annually. Since at least some directors must stand for election each year, shareholders have the opportunity annually to withhold votes from directors as a way of expressing any dissatisfaction they may have with the board or management.

   Accordingly, the Board of Directors believes that a classified board is in the best interests of the Company and its shareholders.

   Approval of the shareholder proposal would not in itself eliminate the classified board. To do so would require further action to amend the Company's Articles of Incorporation and, under the articles, the amendment would require approval by at least two-thirds of the outstanding shares. In addition, under the California General Corporation Law to which the Company is subject, the amendment would also require approval by the Board of Directors. While the board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and its shareholders.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3

                               ----------------

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors has the responsibility for establishing Sempra Energy's compensation principles and strategies, as well as designing a compensation program for the Chairman, President and Chief Executive Officer and other senior executive officers of the Company. Its responsibilities also include administering the Company's base salary program, executive annual and long term incentive plans, executive benefit and perquisite programs, and recommending to the Board of Directors changes to the board compensation program. The committee is comprised of four independent directors.

   During 2000, the Compensation Committee conducted a review of the compensation programs and policies of the Company that were originally developed in 1998 in connection with the business combination of Pacific Enterprises and Enova Corporation and were designed to assist Sempra Energy to realize the key objective of creating superior shareholder value in a rapidly changing and increasingly competitive business environment. The committee engaged nationally recognized compensation and benefit consultants to assist with this review. The committee, also with the assistance of a nationally recognized compensation firm, also reviewed board compensation in 2000.

Compensation Principles and Strategies

   In developing the Company's compensation principles and strategies, the Compensation Committee considered the current and prospective business environment for Sempra Energy and took into account numerous factors, including:

  . The rapidly changing and increasingly competitive environment in which Sempra Energy operates;

  . The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance;

  . The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve;

  . The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance; and

  . The need to strongly align the interests of executives with those of shareholders.

   As a result of this review, the Compensation Committee approved the continuation of the compensation program that had been developed in 1998 to meet these objectives and encourage executives to achieve superior shareholder returns. The program includes the following elements.

  . An emphasis on "pay-for-performance" with a substantial portion of total compensation reflecting corporate, business unit and individual performance;

  . An emphasis on stock incentives closely aligning the interests of executives with those of shareholders;

  . An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for comparable sized companies and with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior corporate, business unit and individual performance;

  . An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership; and

  . An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive's total compensation as levels of responsibility increase.

   The Compensation Committee also considered provisions of the Internal Revenue Code limiting to $1 million the annual amount of compensation, other than compensation that qualifies as "qualified performance-based compensation," that Sempra Energy and other publicly held corporations may deduct for federal income tax purposes as compensation expense for each of certain executive officers. The committee considers tax deductibility to be an important factor but only one factor to be considered in evaluating any executive officer compensation program. Accordingly, the committee intends to design programs that will maximize the Company's federal income tax deductions for compensation expense to the extent that doing so is consistent with the Company's compensation principles and strategies. The committee believes, however, that there are circumstances in which the interests of the Company and its shareholders may be best served by providing compensation that is not fully tax deductible, and may exercise discretion to provide compensation that will not qualify as a tax deductible compensation expense.

Compensation Program

   The primary components of Sempra Energy's compensation program are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

 Base Salaries

   Base salaries for executives are reviewed annually by the Compensation Committee and, in general, are targeted at the median of salaries for similarly sized general industry companies. The committee believes that this strategy, along with annual and long term incentive opportunities at general industry levels, will allow the Company to retain and attract top quality executive talent. However, the committee will continue to monitor this strategy as the markets for executive talent change. In determining base salary adjustments, the committee also takes into account individual performance, executive responsibilities, market characteristics and other factors.

   Survey data for assessing base salaries are based upon companies in the Fortune 1000 and size-adjusted based upon Sempra Energy's revenues using regression analysis. This group is broader than that used for the peer group index described under the caption "Comparative Stock Performance." The Compensation Committee believes that Sempra Energy's most direct competitors for executive talent will not be limited to companies used as the peer group to compare shareholder returns and the Fortune 1000 appropriately reflects a broader group with which the Company competes to attract and retain highly skilled and talented executives.

   Annual base salaries for Sempra Energy executive officers have been set at the approximate mid-point of these salary data. For 2000, annual base salaries for Richard D. Farman, the Company's Chairman and Chief Executive Officer, and Stephen L. Baum, the Company's Vice Chairman, President and Chief Operating Officer, were initially set at $975,000 and $855,000, respectively. Following Mr. Farman's retirement, Mr. Baum became Chairman, President and Chief Executive Officer and his annual base salary was increased to $975,000.

 Annual Incentives

   Annual cash bonus performance-based incentive opportunities are provided to executive officers through an Executive Incentive Plan approved by shareholders in 1999. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer's position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level. Performance at targeted levels is intended to compensate executive officers with bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 1000 companies.

   Executive Incentive Plan award levels for 2000 were based on attainment of earnings per share goals with target award levels ranging from 80% of base salary for Messrs. Baum and Farman to 45% of base salary for Vice Presidents, with maximum award levels ranging from 160 % to 90 % of base salary. The earnings per share target for 2000 was $1.89, a 12.5% increase over the 1999 target of $1.68. Actual results were $2.06 in 2000, a 19.8% increase over 1999 actual results of $1.72.

   Upon his retirement in September 2000, Mr. Farman received a cash bonus of 80% of base salary ($780,000) based upon targeted performance for the year. Actual performance for the year was at maximum payout levels resulting in a cash bonus of 160% of base salary ($1,560,000) for Mr. Baum, with corresponding lesser amounts for other executive officers.

 Long Term Incentives

   Long term incentive opportunities are provided by equity and equity-based awards under a Long Term Incentive Plan approved by shareholders in 1999. During 2000, the Compensation Committee approved and the Board of Directors adopted a substantially identical plan applicable only to employees who are not executive officers. The plans permit a wide variety of equity and equity-based incentive awards to allow Sempra Energy to respond to changes in market conditions and compensation practices.

   During 2000, Sempra Energy granted to executives and other employees non-qualified stock options to purchase Sempra Energy Common Stock under the Long Term Incentive Plan. These option grants are described in this Proxy Statement under the caption "Executive Compensation--Stock Options and Stock Appreciation Rights."

Share Ownership Guidelines

   The Compensation Committee believes that a commitment to increased share ownership by executives is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of the Company's compensation plans and, in addition, the Board of Directors has established share ownership guidelines to further strengthen the link between Company performance and compensation. These guidelines are summarized under the caption "Share Ownership."

                                          COMPENSATION COMMITTEE

                                          Richard J. Stegemeier, Chair
                                          Hyla H. Bertea
                                          Ralph R. Ocampo
                                          Thomas C. Stickel

                                          March 6, 2001

                            EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

   The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its predecessors and subsidiaries to each of the six named executive officers.

                          Summary Compensation Table

                                                        Long Term Compensation
                                                      ---------------------------
                                                           Awards       Payouts
                                                      ---------------- ----------
                                  Annual Compensation
                                  -------------------    Securities       LTIP     All Other
                                   Salary                Underlying     Payouts   Compensation
Name and Principal Position  Year   ($)    Bonus ($)  Options/SARS (#) ($) (A)(B)   ($) (C)
---------------------------  ---- -------- ---------- ---------------- ---------- ------------
Stephen L. Baum............. 2000 $913,231 $1,560,000     982,500       $174,643   $  234,177
 Chairman, President and     1999 $762,616 $  915,600     297,900       $179,465   $  144,516
 Chief Executive Officer     1998 $681,577 $  891,136     167,900       $247,746   $1,494,258

Donald E. Felsinger......... 2000 $519,135 $  728,000     143,700       $118,406   $   77,599
 Group President - Sempra    1999 $474,769 $  498,750     153,700       $126,314   $   79,600
 Energy Global Enterprises   1998 $453,269 $  565,230      86,160       $178,956   $  862,045

John R. Light (D)........... 2000 $432,672 $  519,600     136,800       $ 32,618   $  158,383
 Executive Vice President    1999 $415,754 $  374,400      96,700       $ 29,308   $  118,971
 and General Counsel         1998 $292,308 $  431,600      64,220       $ 35,539   $  155,045

Neal E. Schmale............. 2000 $432,912 $  519,600     136,800       $    -0-   $   79,653
 Executive Vice President    1999 $415,754 $  374,400      96,700       $    -0-   $   51,461
 and Chief Financial Officer 1998 $414,731 $  371,600     109,334       $    -0-   $  107,932

Edwin A. Guiles (E)......... 2000 $373,740 $  504,700      73,500       $ 35,685   $   39,933
 Group President - Regulated 1999 $304,731 $  243,750      54,500       $ 46,273   $   46,931
 Business Units              1998 $284,539 $  278,525      32,520       $ 74,388   $  438,971

Richard D. Farman (F)....... 2000 $670,095 $  780,000     436,200       $    -0-   $  295,179
 Chairman and Chief          1999 $914,307 $1,098,000     301,200       $    -0-   $  199,288
 Executive Officer           1998 $728,718 $1,019,640     274,593       $    -0-   $1,689,295

--------
(A) Long term incentive plan payouts represent the fair market value of shares of restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals. No shares of restricted stock were granted in 2000.

(B) The aggregate holdings/value of restricted stock held on December 31, 2000 by the individuals listed in the table are: 32,229 shares/$749,324 for Mr. Baum; 17,361 shares/$403,643 for Mr. Felsinger; 11,551 shares/$268,561 for Mr. Light; 9,956 shares/$231,477 for Mr. Schmale; 6,172 shares/$143,499 for Mr. Guiles; and 30,724 shares/$714,333 for Mr.
     Farman. Regular quarterly dividends are paid on restricted stock held by these individuals.

(C) All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services,
     (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2000 were $11,076, $151,269, $8,908, $55,424 and $7,500 for Mr. Baum; $13,483,
     $17,764, $7,115, $31,737 and $7,500 for Mr. Felsinger; $-0-, $111,971
     $14,000, $25,412 and $7,000 for Mr. Light; $33,891 $1,670, $12,880,
     $24,212 and $7,000 for Mr. Schmale; $446, $6,453, $5,809, $19,725 and
     $7,500 for Mr. Guiles; and $170,339, $56,450, $8,908, $54,367 and $5,115
     for Mr. Farman.

  Amounts for 1998 also include incentive/retention bonus accruals under agreements entered into in 1997 in connection with the business combination of Pacific Enterprises and Enova Corporation. These amounts are $1,328,000 for Mr. Baum; $782,000 for Mr. Felsinger; $405,000 for Mr. Guiles; and $1,566,000 for Mr. Farman.

  Amounts for 1998 for Messrs. Light and Schmale also include $150,000 and $100,000, respectively, paid as signing bonuses.

(D)  Mr. Light became an executive officer in April 1998.

(E) Mr. Guiles became an executive officer in August 2000. Amounts for prior periods reflect his compensation as an executive officer of subsidiaries.

(F) Mr. Farman retired as Chief Executive Officer in June and as Chairman of the Board in September 2000.


Stock Options and Stock Appreciation Rights

   The following table contains information concerning the grant of stock options during 2000 to the executive officers named in the Summary Compensation Table. All options were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment.

                          OPTION / SAR GRANTS IN 2000

                                           % of Total
                         Number of Shares Options/SARs
                            Underlying     Granted to
                           Options/SARs   Employees in Exercise Price Expiration  Grant Date
Name                       Granted (#)        2000         ($/Sh)        Date    Present Value
----                     ---------------- ------------ -------------- ---------- -------------
Stephen L. Baum.........     382,500(A)       8.82%        $19.06       2/8/10    $1,453,500
                             600,000(B)      13.83%        $18.19      6/26/10    $1,872,000

Donald E. Felsinger.....     143,700(A)       3.31%        $19.06       2/8/10    $  546,060

John R. Light...........     136,800(A)       3.15%        $19.06       2/8/10    $  519,840

Neal E. Schmale.........     136,800(A)       3.15%        $19.06       2/8/10    $  519,840

Edwin A. Guiles.........      73,500(A)       1.69%        $19.06       2/8/10    $  279,300

Richard D. Farman.......     436,200(A)      10.05%        $19.06       2/8/10    $1,657,560

--------
(A) Exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant.

(B) Fully exercisable five years after the date of grant. Exercisability is accelerated if certain price increases for Common Stock are attained.

   The Company used a modified Black-Scholes option pricing model to develop the theoretical values set forth under the "Grant Date Present Value" column. Grant date present value for the options granted at $19.06 was $3.80 based on the following assumptions: share volatility-19.35%; dividend yield-5.26%; risk-free rate of return-6.71%; and outstanding term-10 years. Grant date present value for the options granted at $18.19 was $3.12 based on the following assumptions: share volatility-21.05% dividend yield-5.50%; risk-free rate of return-6.32%; and outstanding term-10 years.

   The following table shows information as to the exercise of options and stock appreciation rights during 2000 and unexercised options and stock appreciation rights held on December 31, 2000 by the executive officers named in the Summary Compensation Table.

                      Option / SAR Exercises and Holdings

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised         In-the-Money
                           Shares                   Options/SARs              Options/SARs
                         Acquired on               at Year-End (#)         at Year-End ($)(A)
                          Exercise    Value   ------------------------- -------------------------
Name                         (#)     Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Stephen L. Baum.........     -0-       $-0-     158,425     1,289,875   $  167,569   $5,141,925
Donald E. Felsinger.....     -0-       $-0-      81,505       302,055   $   86,456   $  861,113
John R. Light...........     -0-       $-0-      56,285       241,435   $   54,394   $  736,031
Neal E. Schmale.........     -0-       $-0-      86,361       256,473   $   54,394   $  736,031
Edwin A. Guiles.........     -0-       $-0-      29,860       130,560   $   30,600   $  399,581
Richard D. Farman.......     -0-       $-0-     702,803       761,050   $3,202,286   $2,334,863

--------
(A)  The exercise price of outstanding options ranges from $12.80 to $27.92.

Pension Plans

   The following table shows the estimated single life annual pension annuity benefit provided to executive officers under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the Company's other pension plans in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

                              PENSION PLAN TABLE
                                   ($000's)

                                           Years of Service
      Pension Plan        ---------------------------------------------------------------------------
      Compensation         5              10              20               30               40
      ------------        ----           ----           ------           ------           ------
       $  800             $160           $320           $  480           $  500           $  520
       $1,000             $200           $400           $  600           $  625           $  650
       $1,200             $240           $480           $  720           $  750           $  780
       $1,400             $280           $560           $  840           $  875           $  910
       $1,600             $320           $640           $  960           $1,000           $1,040
       $1,800             $360           $720           $1,080           $1,125           $1,170
       $2,000             $400           $800           $1,200           $1,250           $1,300
       $2,200             $440           $880           $1,320           $1,375           $1,430
       $2,400             $480           $960           $1,440           $1,500           $1,560

   Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service for the executive officers named in the Summary Compensation Table are 16 years for Mr. Baum, 28 years for Mr. Felsinger, 3 years for Mr. Light, 3 years for Mr. Schmale, 28 years for Mr. Guiles, and 22 years for Mr. Farman.

   Messrs. Baum, Felsinger, Light and Guiles are each entitled to pension benefits at the greater of that provided by Sempra Energy's pension plans or that to which they would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans and retirement after attaining age 62, Messrs. Baum, Felsinger and Guiles would each be entitled to a monthly pension benefit of 60% of his final pay and Mr. Light to a monthly pension benefit of 50% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years' gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 50% and 100%, respectively, of pension benefits.

Employment and Employment-Related Agreements

 Employment Agreements

   Sempra Energy has employment agreements with Stephen L. Baum and Donald E. Felsinger. Each agreement provides for an initial employment term of five years (subject to earlier mandatory retirement at age 65) which commenced on the June 26, 1998 completion of the business combination of Pacific Enterprises and Enova Corporation. The term of each agreement is automatically extended by one year on June 26, 2002 and on each June 26 thereafter unless the executive or Sempra Energy elects not to extend it.

   Mr. Baum's employment agreement provides that he will serve as the Chairman of the Board, Chief Executive Officer and President of Sempra Energy at an annual base salary of not less than that of his predecessor as Chief Executive Officer. Mr. Felsinger's employment agreement provides that he will serve as the President and principal executive officer of the businesses of Sempra Energy and its subsidiaries that are not economically regulated by the California Public Utilities Commission at an annual base salary of not less than $440,000. Each agreement also provides that the executive is entitled to participate in (i) annual incentive compensation plans and long term compensation plans and awards providing him with an annual bonus opportunity at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to his opportunities in effect at Enova Corporation prior to the completion of the business combination and (ii) in all retirement and welfare benefit plans applicable generally to employees or senior executive officers of Sempra Energy.

   The employment agreements provide that if Sempra Energy terminates the executive's employment (other than for cause, death or disability) or the executive terminates his employment for good reason, the executive will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years' highest gross bonus awards in the five years preceding termination) multiplied by the number of years remaining in the term of his agreement but in no event less than two, provided that in the event of termination following a change in control the multiplier will be three; (ii) a pro rata portion of the target amount payable under any annual incentive compensation awards for the year or, if greater, the average of the three years' highest gross bonus awards paid to the executive in the five years preceding the year of termination; and (iii) an additional retirement benefit equal to the present value of the benefits attributable to additional years of age and service credit (but in no event less than two years) for purposes of the calculation of retirement benefits under the Enova Corporation Supplemental Executive Retirement Plan as if the executive had remained employed for the remainder of the term of his agreement. Each agreement also provides for immediate vesting and exercisability of all equity-based long term incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of compensation previously deferred; and financial planning and outplacement services. The agreements also provide for a gross-up payment to offset the effects of any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the employment agreements to include an adverse change in the executive's title, authority, duties, responsibilities or reporting lines; a reduction in the executive's base salary or aggregate annualized compensation and benefit opportunities; the relocation of the executive's principal place of employment; and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy's shares; the election of a new majority of the board comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of the Company owning less than 60% of the voting power of the Company or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of the Company.

 Severance Agreements

   Sempra Energy has entered into severance agreements with each of its executive officers, other than Messrs. Baum and Felsinger for whom severance arrangements are contained in their respective employment agreements summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy terminates the executive's employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

   The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive's annual base salary and average annual bonus for the two years prior to termination which in certain cases, depending upon the officer's position, is multiplied by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive's benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive's actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

   Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of the Company, a material reduction in the executive's overall standing and responsibilities within the Company and a material reduction in the executive's annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of the Company, good reason also includes an adverse change in the executive's title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive's annualized compensation and benefit opportunities, relocation of the executive's principal place of employment by more than 30 miles or a substantial increase in business travel obligations. A change in control is defined in the same manner as in the employment agreements summarized above.

                         COMPARATIVE STOCK PERFORMANCE

   Sempra Energy was formed in connection with a business combination of Pacific Enterprises and Enova Corporation that was completed on June 26, 1998. In the combination, the common shares of the combining companies were converted into shares of Sempra Energy which began trading on June 29, 1998.

   The following graph compares the percentage change in the cumulative total shareholder return on Sempra Energy Common Stock through December 31, 2000 with the performance over the same period of the Standard & Poor's 500 Composite Stock Price Index and an Energy Company Peer Group Index comprised of energy and energy-related companies selected by Sempra Energy. These returns were calculated assuming an initial investment of $100 in Sempra Energy Common Stock, the S&P 500 and the Energy Company Peer Group on June 29, 1998 (the date on which Sempra Energy Common Stock became publicly traded) and the reinvestment of all dividends.
                       [PERFORMANCE CHART APPEARS HERE]
                   COMPARISON OF CUMULATIVE TOTAL RETURN
                   AMONG SEMPRA ENERGY, S&P 500 INDEX AND
                                 PEER GROUP


Measurement Period           SEMPRA            S&P 500      PEER
(Fiscal Year Covered)        ENERGY            INDEX        GROUP
---------------------        ----------        ---------    --------
Measurement Pt-06/29/1998    $100              $100         $100
FYE 09/30/1998               $ 95              $ 90         $105
FYE 12/31/1998               $ 94              $109         $106
FYE 03/31/1999               $ 73              $115         $ 94
FYE 06/30/1999               $ 87              $123         $104
FYE 09/30/1999               $ 82              $115         $100
FYE 12/31/1999               $ 70              $132         $ 95
FYE 03/31/2000               $ 68              $135         $109
FYE 06/30/2000               $ 70              $132         $111
FYE 09/30/2000               $ 87              $130         $150
FYE 12/31/2000               $ 98              $120         $152


   The companies comprising the Energy Company Peer Group are Cinergy Corp., CMS Energy Corporation, Dominion Resources, Inc., Duke Energy Corp., Edison International, Enron Corp., FPL Group, Inc., Kinder Morgan, Inc., MCN Energy Group, Inc., Nicor, Inc., NiSource, Inc., PG&E Corp., Reliant Energy, Inc., Southern Company, Texas Utilities Company, and Western Resources, Inc. Cumulative total returns for companies comprising the Energy Company Peer Group Index have been weighted according to the companies' market capitalizations at the beginning of the comparison period.

                              GENERAL INFORMATION

Other Matters to Come Before the Annual Meeting

   Sempra Energy does not know of any matter to be voted upon at the Annual Meeting that is not described in this Proxy Statement. The holders of the proxies are authorized to vote the shares represented by the proxies solicited by this Proxy Statement in accordance with their best judgment on any other business that may be voted upon at the meeting and on matters incident to the conduct of the meeting.

Shareholder Proposals for the 2002 Proxy Statement

   Any shareholder satisfying Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy Statement for the 2002 Annual Meeting of Shareholders should submit the proposal in writing to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. The Company must receive the proposal by November 20, 2001 to consider it for inclusion in the Proxy Statement for the meeting.

Director Nominees or Other Business for Presentation at Annual Meetings

   Shareholders who wish to present director nominations or other business at an annual meeting are required to notify the Corporate Secretary of their intention to do so at least 60 days, but not more than 120 days, before the date corresponding to the date of the last annual meeting and the notice must provide information as required in the By-laws. A copy of these By-laws requirements will be provided upon request in writing to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. The deadline for notification of these matters for the 2001 Annual Meeting has passed. The period for notification for the 2002 Annual Meeting will begin on January 2, 2002 and end on March 1, 2002. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement that is described above or to questions a shareholder may wish to ask at the meeting.

Share Ownership Reporting Compliance

   Our directors and executive officers are required to file with the Securities and Exchange Commission reports regarding their ownership of Sempra Energy Common Stock. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were met during 2000.

Other Information

   Sempra Energy's consolidated financial statements are included in our Annual Report to Shareholders that is being mailed to shareholders together with this Proxy Statement. Other information regarding the Company is included in our Annual Report on Form 10-K which we file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Form 10-K, as well as other reports we file with the SEC and other information regarding the Company are available at our home page on the Internet's World Wide Web at http://www.sempra.com.

   We will furnish a copy of the 2000 Form 10-K (excluding exhibits) without charge to any shareholder who requests the report. Shareholders may also obtain, without charge, a copy of the Company's Articles of Incorporation, By-laws and Corporate Governance Guidelines. To request any of these, please write to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Solicitation of Proxies

   We will pay the cost of soliciting proxies. We have retained D. F. King & Co., Inc. to assist us in the solicitation. D.F. King may solicit proxies by mail, in person or by telephone at an estimated cost to us of $12,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, our employees may solicit proxies on behalf of the Company. We also may be assisted by Batchelder & Partners, Inc. which we have engaged to provide general corporate advisory services and will receive no additional fee for the solicitation of proxies.

                               ----------------

   This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

                                          Thomas C. Sanger
                                          Corporate Secretary

Dated March 8, 2001

                                                    Appendix to Proxy Statement

                                 SEMPRA ENERGY

                            AUDIT COMMITTEE CHARTER

ROLE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management's conduct of the Company's financial reporting processes.

MEMBERSHIP AND MEETINGS

The Audit Committee shall be comprised of not less than three members of the Board of Directors. The Committee's composition will meet the requirements of the New York Stock Exchange. Accordingly, the members of the Audit Committee will be directors:

  . None of whom have any relationship to the Company that may interfere with the exercise of independence from management and the Company; and

  . All of whom, as determined by the Board of Directors in its business judgment, are financially literate or will become financially literate within a reasonable period of time after appointment to the Committee and at least one of whom, as so determined by the Board of Directors, has accounting or related financial management expertise.

The Audit Committee will establish its meeting schedule, including executive sessions with management, internal audit staff and the outside auditors.

RESPONSIBILITIES

The Company's management is responsible for preparing the Company's financial statements and the outside auditors are responsible for auditing the financial statements. Additionally, the Company's financial management including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information of the Company than does the Audit Committee. Consequently, the Audit Committee's role is one of oversight and it does not provide any expert assurance or certification as to the Company's financial statements or the work of the outside auditors or that of the internal audit staff. However, the outside auditor and the director of internal audit are ultimately accountable to the Board of Directors and the Audit Committee.

The following functions are the common recurring activities of the Audit Committee in carrying out its oversight function:

  . The Audit Committee will review and discuss with management the audited financial statements.

  . The Audit Committee will discuss with the outside auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

  .  The Audit Committee will:

    -- Annually request from the outside auditors, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board No. 1;

    -- Discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors' independence; and

    -- Recommend that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the auditors' independence.

  . The Audit Committee will discuss with management, the director of internal audit and the outside auditors the adequacy of the Company's internal controls.

  . The Audit Committee, based on the above review and discussions, will make a recommendation to the Board of Directors as to the inclusion of the Company's audited financial statements in the Company's Annual Report to the Securities and Exchange Commission on Form 10-K.

  . The Audit Committee, has the responsibility to evaluate the outside auditor and to recommend to the Board of Directors the retention of and, where appropriate, replacement of the outside auditors.

  . The Audit Committee will review the adequacy of this Charter on an annual basis and recommend any changes believed to be appropriate to the Board of Directors.

   As adopted on March 7, 2000

                             [MAP TO SEMPRA ENERGY]

                                     [LOGO]

                          [SEMPRA ENERGY LETTERHEAD]

MARCH 8, 2001


Dear Shareholder:

The six months since I became Chairman have been very eventful. California's energy crisis has been in the news since last summer and commands a great deal of your management's time and efforts. Almost overlooked in this energy crisis have been Sempra Energy's record earnings for 2000. As you will read in our Annual Report, our newer businesses contributed 18% of these earnings, led by Sempra Energy Trading's net income of $155 million.

When we launched our retail energy services strategy a year and a half ago, we knew we would have to prove Sempra Energy could deliver on its promise of future growth. Our 2000 results show that our strategy is succeeding. Before we can bring our long-term strategy to fruition, however, we must work through the uncertainty of California's continuing energy crisis.

Our California utilities - San Diego Gas & Electric Company and Southern California Gas Company - remain our core businesses and a major source of cash flow. These operations must be sustained and supported. At the same time, we cannot lose sight of the successes beyond our utility operations because they are the key to greater future growth.

These coming months will be challenging. With your support, I am confident that we will meet these challenges. I am asking for your help with this year's vote. Please cast your vote and return the enclosed proxy card as soon as possible. I urge you to vote with the recommendations of your Board of Directors, to elect the slate of directors and vote against the two shareholder proposals.

Thank you, and I look forward to seeing you May 1 at the Sempra Energy Annual Meeting of Shareholders in New York City or at the Informational Meeting of Shareholders May 4 in Irvine, California.

Sincerely,


/s/ Stephen L. Baum
-------------------
Stephen L. Baum

                                     PROXY
P              Solicited on Behalf of the Board of Directors of
                                 SEMPRA ENERGY
R                Annual Meeting of Shareholders - May 1, 2001

O        STEPHEN L. BAUM, JOHN R. LIGHT and THOMAS C. SANGER, jointly or individually and with full power of substitution, are authorized to
X represent and vote the shares of the undersigned at the 2001 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or
Y postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

         This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as described under "Voting Information" in the accompanying Proxy Statement.

                                      (Continued and to be signed on other side)


                                                              [SEE REVERSE SIDE]

                             FOLD AND DETACH HERE


--------------------------------------------------------------------------------

                             [SEMPRA ENERGY LOGO]

                    2001 ANNUAL AND INFORMATIONAL MEETINGS
                                OF SHAREHOLDERS

                               ----------------
                               ADMISSION TICKET
                               ----------------

               ANNUAL MEETING: Tuesday, May 1, 2001 . 9:00 A.M.
                     Waldorf-Astoria Hotel, New York City

            INFORMATIONAL MEETING: Friday, May 4, 2001 . 10:00 A.M.
                   Irvine Marriott Hotel, Irvine, California
                  (See map in proxy statement for directions)

                        -------------------------------
                        ADMIT ONE SHAREHOLDER AND GUEST
                        -------------------------------

                            YOUR VOTE IS IMPORTANT:
           Even if you plan to attend the Annual Meeting in person,
                           please vote your shares.

       Doors will open for the Annual Meeting at 8:30 A.M. and for the
        Informational Meeting at 9:30 A.M. Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

[X] Please mark your                                                    |  3278
    votes as in this                                                    ----
    example.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Item 1 and AGAINST Items 2 and 3.

-------------------------------------------------------------------------------
    The Board of Directors recommends a vote "FOR" the Nominees.
-------------------------------------------------------------------------------
                       FOR             WITHHELD
                                                   NOMINEES:
1. ELECTION OF         [_]                [_]      01. STEPHEN L. BAUM
   DIRECTORS                                       02. WILFORD D. GODBOLD, JR.
                                                   03. THOMAS C. STICKEL
                                                   04. DIANA L. WALKER

For except vote withheld from the following nominee(s):

-------------------------------------------------------

-------------------------------------------------------------------------------
The Board of Directors recommends a vote "AGAINST" the following:
-------------------------------------------------------------------------------
                               FOR            AGAINST           ABSTAIN
2. PROPOSAL RE VOTING          [_]              [_]               [_]
   APPROVAL REQUIREMENTS

3. PROPOSAL RE ANNUAL          [_]              [_]               [_]
   ELECTION OF DIRECTORS

-------------------------------------------------------------------------------
                              Please check here if you plan to attend in person:

                              The Annual Meeting                  [_]

                              The Informational Meeting           [_]

           Please check here if you want confidential voting.     [_]

           Please check here if you receive more than one Annual [_] Report and do not wish to receive the extra copy(ies).
           This will not affect the distribution of dividends or proxy statements.

SIGNATURE(S) ____________________________________ DATE ________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            FOLD AND DETACH HERE


--------------------------------------------------------------------------------

                            [LOGO OF SEMPRA ENERGY]

                      PROXY VOTING INSTRUCTION CARD

Your vote is important. You may vote the shares held in this account in any one of the following three ways.

      [Computer]  .  Vote by Internet. Access the Web site at
                     http://www.eproxyvote.com/sre 24 hours a day, 7 days a week.

      [Telephone] .  Vote by phone. Call toll-free, 1-877-PRX-VOTE (1-877-779-
                     8683) 24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

      [Envelope]  .  Vote by mail. Complete, date, sign and mail your proxy card
                     (above) in the enclosed postage-paid envelope or, otherwise, return it to Sempra Energy c/o EquiServe-First Chicago Division, P.O. Box 8543, Edison, New Jersey 08818-9410.

If you vote by telephone or via the Internet, please have your social security number and this proxy card readily available. Your social security number and the control number printed above (below the perforation) will be necessary to verify your vote. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned this proxy card.

If you vote by phone or vote using the Internet, there in no need for you to mail back your proxy card.